Exhibit 10.11
BRIGHTSPIRE CAPITAL, INC.
AMENDED SEVERANCE POLICY
ARTICLE I

PURPOSE AND PARTICIPATION
Section 1.01    Adoption; Purpose. The Compensation Committee of BrightSpire Capital, Inc. (the “Company”) has adopted this Amended Severance Policy (this “Policy”), as amended and restated on the Amendment Date, for the purpose of providing severance and change in control protections to employees of the Company and its Subsidiaries.
Section 1.02    Participation. This Policy is only for the benefit of Participants, and no other personnel, consultants or independent contractors shall be eligible to participate in this Policy or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated as Participants from time to time, subject to, and upon, such employee executing and delivering to the Company a Letter Agreement.
Section 1.03    Contract of Employment. Nothing in this Policy shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.
ARTICLE II

DEFINITIONS AND INTERPRETATIONS
Section 2.01    Definitions.
Capitalized terms used in this Policy but not otherwise defined herein shall have the following respective meanings:
“Accrued Bonus” shall mean an annual cash performance bonus for a calendar year ended prior to the year which includes the Termination Date: (a) with respect to which the Compensation Committee determines, in its reasonable discretion, that the performance goals, conditions or metrics related thereto have been achieved; (b) which has not been paid to such Participant on or before such Participant’s Termination Date, and (c) paid no later than the date employee cash bonuses are paid in such year of termination.
“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) independent rights under any award granted to such Participant pursuant to the Incentive Plan (including any vested Long-Term Incentive Awards) and other written compensation arrangements between such Participant and the Company; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws.
“Affiliate” shall mean, with respect to the Company, any company or other trade or business that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting options or stock appreciation rights, an entity may not be considered an Affiliate of the Company unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent,” and provided further that where granting of options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).
“Amendment Date” shall mean February 21, 2024.
“Applicable Entity” shall mean the Company or any of its Affiliates.
“Base Salary” shall mean the annual base salary paid to a Participant immediately prior to the occurrence of a Termination Event with respect to such Participant (without regard to any reduction that gives rise to a termination for Good Reason).
“Board” shall mean the Board of Directors of BrightSpire Capital, Inc.
“Business Combination” shall have the meaning set forth in the definition of “Change in Control.”
“Cause” shall mean with respect to any Participant, as determined by the Compensation Committee and unless otherwise provided in an applicable agreement between such Participant and the Applicable Entity, (a) repeated violations by such Participant of such Participant’s obligations to the Applicable Entity (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Participant’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Applicable Entity, and which are not remedied within a reasonable period of time after such Participant’s receipt of written notice from the Company specifying such violations; (b) the conviction of such Participant of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Participant at the expense of the Applicable Entity; or (c) prior to the announcement of a Change in Control transaction, such other events as shall be determined by the Compensation Committee, in its sole discretion. Any determination by the Compensation Committee whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.
“Change in Control” shall mean the occurrence of any of the following:
(a)     The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (i) the then outstanding shares of common stock, par value $0.01 per share, of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), each as determined on a Fully Diluted Basis; provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or trust controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (3) of this definition of “Change in Control”; or
(b)     Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)     Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any corporation or trust resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or trust resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of the then outstanding shares of the corporation or trust resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or trust except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation or trust resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    A complete liquidation or dissolution of the Company and consummation of such transaction.
“Change in Control Termination Payment” shall mean an amount equal to: (a) a Participant’s Change in Control Termination Payment Multiple, multiplied by (b) the sum of the Participant’s (i) Base Salary plus (ii) Target Annual Bonus.
“Change in Control Termination Payment Multiple” shall equal (a) (x) four (4) multiplied by (y) the number of years employed by the Company (and its predecessors), pro rated on a 365 day annual cycle, divided by (b) 52, but no greater than 1x; or such other number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Change in Control Termination Payment.
“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.
“COBRA Premium” shall mean that the Company shall reimburse a Participant for the monthly COBRA premium paid by such Participant for Participant and Participant’s dependents upon election by the Participant of continuation of health insurance coverage as provided under COBRA.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Compensation Committee” shall mean the Compensation Committee of the Board.
“Disability” shall mean, with respect to a Participant, a physical or mental incapacity whereby such Participant is unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of such Participant’s Duties.
“Duties” shall mean, with respect to a Participant, those reasonable executive, managerial, administrative and other duties of employment specified and designated from time to time by the Board or the Chief Executive Officer of the Company; provided, however, that the duties of the Chief Executive Officer shall be specified and designated by the Board.
“Effective Date” shall mean July 28, 2022.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fully Diluted Basis” shall mean, as of any date of determination, the sum of (a) the number of shares of voting Stock outstanding as of such date of determination plus (b) the number of shares of voting Stock issuable upon the exercise, conversion, or exchange of all then-outstanding warrants, options, convertible Stock or indebtedness, exchangeable Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.
“Good Reason” shall “Good Reason” shall mean any action by the Company, in each case without the Participant’s prior written consent, that (A) results in an adverse alteration in the Participant’s title, position, duties, authority or responsibilities; (B) reduces the Participant’s Base Salary, the Target Annual Bonus or the Target LTIP Award; (C) relocates the Participant’s principal place of employment to a location more than thirty-five (35) miles from your principal place of employment or an Applicable Entity requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Applicable Entity’s business to an extent substantially consistent with your business travel obligations; or (D) constitutes a material breach by the Company of this Policy; provided, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Participant gives notice to the Company of the existence of the Participant’s knowledge of the condition giving rise to Good Reason within 90 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Participant terminates his employment with the Company within 30 days following the expiration of such cure period. For the avoidance of doubt, it shall not constitute “Good Reason” if the Company (i) does not act or remains silent on setting any Target Annual Bonus or Target LTIP Award in a given calendar year or (ii) makes a payment or award (subject to proper application of financial metrics, if any) that is less than a previously established Target Annual Bonus or Target LTIP Award.
“Incentive Plan” shall mean any long-term incentive plan of the Company in effect from time to time, as approved by the shareholders of the Company.
“Letter Agreement” shall mean an employment or other agreement with an employee as a Participant, as executed and delivered by the Company and a Participant.
“Long-Term Incentive Award” shall mean all long-term incentive awards granted to a Participant by the Board or the Compensation Committee under the Incentive Plan.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to a Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to a Participant in the relevant taxable year(s).

“Participants” shall mean those employees of the Company or any Subsidiary who both: (a) either (i) as a named executive officer, the Compensation Committee from time to time designates as Participants in accordance with their Letter Agreement or (ii) as any other employee, in the discretion of the Chief Executive Officer; and (b) have entered into a Letter Agreement with the Company.
“Pro-Rata Bonus” shall mean a pro-rated annual cash performance bonus for the year which includes a Participant’s Termination Date, which pro-rated bonus shall be determined based on a Participant’s Target Annual Bonus (or if none, the last annual cash performance bonus paid for the preceding calendar year) pro-rated based on a fraction, the numerator of which is the number of days during the calendar year that such Participant was actually employed by the Company or any Subsidiary, and the denominator of which is 365; provided, however, that other than as may be set forth in a Letter Agreement, the Chief Executive Officer shall determine in its sole discretion whether any other employee terminated prior to June 30 in any applicable calendar year shall receive a pro-rated annual cash performance bonus hereunder.
“Reduced Amount” shall mean the greatest amount of Policy Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.
“Release Effective Date” shall have the meaning set forth in Section 3.05.
“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants, if any, set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Policy.
“Section 409A” shall have the meaning set forth in Section 4.02(a).
“Stock” shall mean the class A common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided under the Incentive Plan.
“Subsidiary” means any subsidiary, Affiliate or joint venture of the Company.
“Target Annual Bonus” shall mean a Participant’s target annual cash performance bonus opportunity (determined by reference to the applicable target dollar amount) determined by the Company and applicable to the calendar year in which the Termination Date occurs (without regard to any reduction that gives rise to a termination for Good Reason), or if none, the lesser of (a) the last annual cash performance bonus paid for the preceding calendar year or (b) the target annual cash performance bonus (determined by reference to the applicable target dollar amount) determined by the Company and applicable to such preceding calendar year.
“Target LTIP Award” shall mean a Participant’s target annual Long-Term Incentive Award opportunity (determined by reference to the target total grant date fair value of all such awards) determined by the Company and applicable to the calendar year in which the Termination Date occurs (without regard to any reduction that gives rise to a termination for

Good Reason), or if none, the lesser of (a) the last annual Long-Term Incentive Award (by aggregate value, regardless of form of award) granted for the preceding calendar year or (b) the target annual Long-Term Incentive Award opportunity (determined by reference to the target total grant date fair value of all such awards) determined by the Company and applicable to such preceding calendar year.
“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice.
“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.
“Termination Payment” shall mean an amount equal to: (a) a Participant’s Termination Payment Multiple, multiplied by (b) the Participant’s Base Salary.
“Termination Payment Multiple” shall equal (1)(a) (x) four (4) multiplied by (y) the number of years employed by the Company (and its predecessors), pro rated on a 365 day annual cycle, divided by (b) 52, but no greater than 1x; or such other number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Termination Payment.
Section 2.02    Interpretation. In this Policy, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Policy as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.01    Termination Without Cause or for Good Reason. Except as otherwise set forth in Section 3.02 and Section 3.03 and subject to Section 3.05, in the event a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and each of the following:

(a)    a severance payment in an amount equal to such Participant’s Termination Payment plus the Participant’s applicable Pro-Rata Bonus, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.02) as soon as practicable (but not later than ten (10) days) following the Release Effective Date;
(b)    if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive payment of applicable COBRA Premiums until the earliest of: (i) the date which is (x) twelve (12) months following the Termination Date for named executive officers or (y) a number of months equivalent to the years (rounded up to the nearest whole year) employed by the Company (and its predecessors) in the case of any other employee, in each case, unless otherwise specified in such Participant’s Letter Agreement; (ii) the date such Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Participant becomes eligible to receive substantially similar coverage from another employer; and
(c)    any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable grant or award agreement.
Section 3.02    Termination Without Cause or for Good Reason Following a Change in Control. Subject to Section 3.05, in the event that, during the period beginning ninety (90) days prior to the consummation date of a Change in Control and ending on the date which is twelve (12) months after such Change in Control, a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus and each of the following:
(a)    a severance payment in an amount equal to such Participant’s Change in Control Termination Payment plus such Participant’s applicable Pro-Rata Bonus, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.02) as soon as practicable (but no later than ten (10) days) following the Release Effective Date; and
(b)    if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive payment of the applicable COBRA Premiums until the earliest of (i) the date which is (x) twenty-four (24) months following the Termination Date for named executive officers or (y) a number of months equivalent to the years (rounded up to the nearest whole year) employed by the Company (and its predecessors) in the case of any other employee, in each case, unless otherwise specified in such Participant’s Letter Agreement; (ii) the date such Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Participant becomes eligible to receive substantially similar coverage from another employer.
(c)    any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable grant or award agreement (or, if such agreement has no applicable provisions or if otherwise more favorable to the Participant, will vest as provided by the Compensation Committee or Board pursuant to its powers under the Incentive Plan as of the Termination Date, so long as any such provisions are in compliance with Section 409A).
To the extent a Participant is entitled to any payments of benefits set forth in this Section 3.02, such Participant shall not be entitled to any payments or benefits set forth in Section 3.01.
Section 3.03    Termination by Reason of Death or Disability. In the event that a Termination Event occurs with respect to a Participant by reason of the death or Disability of such Participant (provided that a termination by Disability shall mean a termination of such Participant’s employment by the Company pursuant to a Termination Notice specifying the basis of such termination as such Participant’s Disability), such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus, the applicable Pro-Rata Bonus, and the vesting of any unvested Long-Term Incentive Award in accordance with the terms of such award agreement. Cash amounts payable by the Company pursuant to this Section 3.03 shall be paid to such Participant in a lump sum no later than thirty (30) days following such Participant’s Termination Date.
Section 3.04    Termination for Cause or Without Good Reason. In the event that a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary for Cause or by reason of a resignation of such Participant without Good Reason, such Participant shall be entitled to receive the Accrued Rights.
Section 3.05    General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights and Accrued Bonus, pursuant to Section 3.01 or Section 3.02 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed and delivered to the Company a general release in form and substance as attached hereto as Exhibit A1 (the “General Release”) within thirty (30) days after Participant’s Termination Date (the “Release Execution Period”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, and a Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release (as specified in, and subject to, the limitations set forth in Paragraph 3(c) of the General Release) or the Restrictive Covenants without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.02) in accordance with the provisions of Section 3.01 or Section 3.02, as applicable. For purposes of this Policy, “Release Effective Date” means the date as of which the General Release, executed by a Participant and delivered to the Company, is no longer subject to revocation, which, if a Participant executes and delivers the General Release within the Release Execution Period, shall be no lat
1 Form on file with the Company.

er than sixty (60) days following such Participant’s Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Policy applied as though such payments commenced immediately upon the termination of such Participant’s employment, and any payments scheduled to be made after the Release Effective Date shall continue as provided herein. Notwithstanding the foregoing, if the Release Execution Period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code, then none of such payments shall begin until such second calendar year.
Section 3.06    Termination Notices from Company. For purposes of this Policy, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable), the basis for such termination and the reasonably detailed facts and circumstances claimed to provide a basis for such termination (each, a “Termination Notice”).
ARTICLE IV

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS
Section 4.01    Excess Parachute Payments.
(a)    Anything in this Policy to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Policy or otherwise (a “Payment”), would subject such Participant to the excise tax under Code Section 4999, the Accounting Firm shall determine as required below in this Section 4.01(a) whether to reduce any of the Payments paid or payable pursuant to this Policy (the “Policy Payments”) to the Reduced Amount. The Policy Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that such Participant would have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Policy Payments were so reduced. If the Accounting Firm determines that such Participant would not have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Policy Payments were so reduced, then such Participant shall receive all Policy Payments to which such Participant is entitled.
(b)    If the Accounting Firm determines that aggregate Policy Payments should be reduced to the Reduced Amount, then the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.01 shall be binding upon the Company and Participant (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following such Participant’s Termination Date. For purposes of reducing the Policy Payments to the Reduced Amount, only amounts payable under this Policy (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from Participant’s Termination Date. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro-rata basis.
(c)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Policy which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Policy which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, such Participant shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which such Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to, or for the benefit of, such Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)    All fees and expenses of the Accounting Firm shall be paid solely by the Company.
Section 4.02    Compliance with Code Section 409A.
(a)    This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Policy shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Policy upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Policy shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Policy is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements and in-kind benefits provided under this Policy shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Notwithstanding any provision in this Policy to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Policy as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 4.02(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.
(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.01    Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Policy are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Policy, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company: (a) the Policy Payments shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments and benefits due to such Participant under such other agreement; and (b) the COBRA Premiums under this Policy shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Section 3.01(b) or Section 3.02(b) hereof, as applicable.
Section 5.02    Policy Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.
Section 5.03    Clawback. Notwithstanding any other provisions in this Policy to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to a Participant pursuant to this Policy which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Section 5.04    Waiver. No waiver of any provision of this Policy or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Policy or any Letter Agreement, or the waiver by any person or entity of any breach of this Policy or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Section 5.05    Amendment; Termination. The Company may amend or terminate this Policy at any time or from time to time for any reason, provided that Sections 5.12 and 5.13 of this Policy and the Restrictive Covenants (if any) set forth in each Letter Agreement shall survive the termination of this Policy. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Policy. For purposes hereof, an amendment or termination of this Policy shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Policy upon a Termination Event shall not be adversely affected without such Participant’s consent by an amendment or termination of the Policy made within twelve (12) months prior to such Termination Event; and (b) a Participant’s right to receive payments and benefits pursuant to this Policy in connection with a Termination Event occurring in connection with, or within twelve (12) months following, a Change in Control, shall not be adversely affected without such Participant’s consent by an amendment or termination of this Policy occurring within twelve (12) months before or after such Change in Control. Notwithstanding the foregoing, this Policy shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.
Section 5.06    Administration.
(a)    The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Policy, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Policy, but such authority shall be subject to the provisions of this Policy; provided, however, that, actions regarding cash severance payments shall remain in the discretion of the Chief Executive Officer for employees that are not named executive officers, and to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such other administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Policy.
(b)    The Company shall indemnify and hold harmless each member of the Compensation Committee, the Chief Executive Officer and any other person delegated by the Compensation Committee hereunder, against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section 5.07    Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Policy; provided, however, that nothing in this Section 5.07 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Policy.
Section 5.08    Successors and Assigns. This Policy shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Policy and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a

Participant fails to make such designation). No payments, benefits or rights arising under this Policy may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.09    Notices. Any notice or other communication required or permitted under this Policy shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:
(a)    if to the Company, to:
BrightSpire Capital, Inc.
590 Madison Avenue
33rd Floor
New York, New York 10022
Attention: General Counsel
(b)    if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.
Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.09, may designate another address or person for receipt of notices delivered pursuant to this Section 5.09.
Section 5.10    Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Policy all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.
Section 5.11    Severability. The provisions of this Policy and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Policy or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Policy and applicable Letter Agreement shall not be affected thereby.
Section 5.12    Dispute Resolution. Except as necessary for the Company and the Subsidiaries and their respective successors or assigns to specifically enforce or enjoin a breach of the Restrictive Covenants (to the extent such remedies are otherwise available), any controversy, claim, dispute or question arising out of, in connection with or in relation to this Policy or any Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants), at the election and upon written demand of the Company or any Participant, shall be submitted to binding arbitration in New York, NY according to New York law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted hereunder, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. With respect to each such arbitration, each party thereto shall share equally the administrative expenses (filing and arbitrator costs) associated with the arbitration and the prevailing party shall be entitled to reimbursement of such party’s reasonably attorneys’ fees incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party to any such arbitration shall be disqualified from representing such counsel’s clients in connection therewith as a result of such counsel’s role in negotiating or drafting this Policy. Notwithstanding the foregoing, the dispute resolution procedures set forth in this Section 5.12 shall not apply to any matter which, by the express provisions of this Policy, is to be finally determined by the Compensation Committee.
Section 5.13    Governing Law. This Policy and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law provisions thereof, and applicable federal law.
[Signature page follows.]

IN WITNESS WHEREOF, and as conclusive evidence of the Compensation Committee’s adoption of this Policy, the Company has caused this Policy to be duly executed in its name and behalf by its duly authorized officer as of the Amendment Date.

BRIGHTSPIRE CAPITAL, INC.
By:    /s/ David A. Palamé
Name:    David A. Palamé
Title:    Executive Vice President